EXHIBIT 5.1

FIRST HORIZON NATIONAL CORPORATION

John A. Niemoeller
Senior Vice President, Counsel,
and Assistant Corporate Secretary

May 4, 2012

Board of Directors
First Horizon National Corporation
165 Madison Avenue
Memphis, TN 38103

Ladies and Gentlemen:

          I have acted as counsel to First Horizon National Corporation, a Tennessee corporation (the “Company”), in connection with the registration on Form S-8, Registration Statement (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), of an additional 8,000,000 shares (the “Securities”) of common stock, par value $0.625 per share, of the Company (“Common Stock”). The Securities are to be issued to Plan participants pursuant to the terms of the Company’s Equity Compensation Plan (formerly known as the 2003 Equity Compensation Plan), as amended and restated (the “Plan”). The Securities are in addition to the 3,000,000, 1,000,000, 4,500,000, and 3,000,000 shares of Common Stock previously registered for issuance under the Plan pursuant to Reg. Nos. 333-109862, 333-123404, 333-133635, and 333-166818 respectively (all such amounts are stated before adjustments for quarterly stock dividends declared from 2008 through 2010). I have examined originals or copies, certified or otherwise identified to my satisfaction, of such corporate records, certificates and other documents, and such questions of law, as I have considered necessary or appropriate for the purposes of this opinion.

          Upon the basis of such examination and subject to the limitations contained herein, it is my opinion that:

          1. The Plan has been duly adopted.

          2. The Securities, being 8,000,000 shares of Common Stock which may be issued from authorized but unissued shares by the Company pursuant to the Plan, when issued by the Company pursuant to the terms and conditions of the Plan, will be validly issued, fully paid, and non-assessable.

First Horizon National Corporation
165 Madison Avenue, Memphis, TN 38103

Board of Directors

          The foregoing opinions are limited to the federal laws of the United States and the laws of the State of Tennessee, and I am expressing no opinion as to the effect of the laws of any other jurisdiction.

          In rendering the foregoing opinion, I have relied to the extent I deem such reliance appropriate as to certain matters on statements, representations, and other information obtained from public officials, officers of the Company, and other sources believed by me to be responsible.

          I hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to me in the Registration Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/	John A. Niemoeller

John A. Niemoeller